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                                                                    EXHIBIT 99.2

PRESS RELEASE

INFORMAX, INC. BOARD ADOPTS STOCKHOLDER RIGHTS PLAN

Bethesda, MD - June 5, 2001--InforMax, Inc. (NASDAQ: "INMX") announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on June 14, 2001.

The Rights Plan, which is similar to plans adopted by more than 2,300 publicly-traded companies, is designed to deter coercive or unfair takeover tactics. The Rights Plan will assist the Company's Board of Directors in dealing with any future actions taken by hostile entities which attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

In implementing the Rights Plan, the Board has declared a dividend of one right for each outstanding share of InforMax Common Stock. Each right initially would entitle the holder thereof to purchase one-one thousandth of a share of Preferred Stock. One-one thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The rights will expire on June 4, 2011.

Commenting on the Rights Plan, Alex Titomirov, Ph.D., Chairman and Chief Executive Officer, said that "the InforMax Board of Directors is taking this action to protect all stockholders of the Company. The rights are designed to provide the Board with the flexibility and continued ability to determine the future of InforMax and to realize the value of our stockholders' investment in the Company."

Initially, the rights are represented by the Company's Common Stock certificates and are not exercisable. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of InforMax's Common Stock or commences, or publicly announces an intention to commence, a tender or exchange offer which would result in its ownership of 15% or more of the Common Stock. The Rights Plan grandfathers Dr. Titomirov and affiliated entities of Friedman, Billings & Ramsey Group, Inc., as such stockholders' existing ownership positions are each in excess of the 15% ownership threshold above, The exercise price is $70.00. Ten days after a public announcement that a person or group has become the beneficial owner of 15% or more of the Common Stock, all holders of rights, other than the acquiring person or group, would be entitled to purchase Common Stock of the Company upon the payment of the exercise price at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

At any time after a person or group becomes the beneficial owner of 15% or more of the Common Stock, InforMax's Board of Directors may exchange one share of Common Stock for each right, other than rights held by the acquiring person or group. The Board generally may redeem the rights at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding Common Stock. The redemption price is $0.01 per right.

Details of the Rights Plan will be mailed to all stockholders of the Company.

About InforMax

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InforMax (Nasdaq: "INMX") is a leading global developer of bioinformatics software for High-Throughput Research(TM). Founded in 1990, today InforMax products are used by 1,870 research organizations and more than 25,000 individual scientists worldwide (as of March 31, 2001) to understand and extract value from the massive amounts of data being generated by the Genomic Revolution. Among the Company's customers are 23 of the top 25 pharmaceutical companies. The Company's mission is to support the scientific community in drug discovery and to better understand the causes of disease. Our High-Throughput Research(TM) and comprehensive suite of bioinformatics software solutions help scientists increase (their?) effectiveness and reduce the time and investment it takes to identify and validate biological targets and discover effective treatments for disease. InforMax bioinformatics software solutions enable a full range of gene-to-genome analysis, interpretation and data mining. Its market-leading products include Vector NTI(R) Suite, the most widely used software suite for enhancing laboratory productivity, and GenoMax(TM) for integrated analysis of genomic and proteomic data. Additional information about InforMax can be found at the Company's web site at http://www.informaxinc.com.

Statements in this press release that are not strictly historical are "forward-looking" statements, which involve a high degree of risk and uncertainty. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks associated with InforMax's technologies and the need to keep pace with rapid technological change, the Company's dependence for future revenues on its ability to increase sales of its enterprise platform and successfully establish the GenoMax brand, the Company's dependence on developing and maintaining strategic alliances, the development and availability of competitive products or technologies, the presence of any defects or malfunctions in the Company's software products or in the products of its technology partners could hurt its business reputation and expose the Company to liability, the Company's continued enhancement and development of its products depends upon the retention and expansion of its research and product development group, dependence on patents and the ability to defend the Company's intellectual property rights, the possibility of exposure to liability for erroneous data contained in the third-party data we incorporate or provide access to through our software solutions. These factors and others are more fully described in the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission (SEC). The company specifically disclaimed any intention or duty to update any forward-looking statements and these statements represent the Company's current outlook only as of the date given.

InforMax, the InforMax logo, and Vector NTI are registered trademarks and GenoMax and High-Throughput Research are trademarks of InforMax, Inc. All other products or company names are used for identification purposes only, and may be the trademarks of their respective owners.


Contact: Angela Peacock, 240-747-4169, or Investors: Rachel Garcia, 240-747-4008, both of InforMax, Inc.